Exhibit 99.1

EPR PROPERTIES REPORTS FIRST QUARTER 2019 RESULTS

Kansas City, MO, April 29, 2019 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2019.

•	Total revenue was $164.5 million for the first quarter of 2019, representing a 6% increase from $155.0 million for the same quarter in 2018.

•
Net income available to common shareholders was $59.3 million, or $0.79 per diluted common share, for the first quarter of 2019 compared to $23.5 million, or $0.32 per diluted common share, for the same quarter in 2018.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the first quarter of 2019 was $93.1 million, or $1.23 per diluted common share, compared to $61.0 million, or $0.82 per diluted common share, for the same quarter in 2018.

•
FFO as adjusted (FFOAA) (a non-GAAP financial measure) for the first quarter of 2019 was $102.6 million, or $1.36 per diluted common share, compared to $94.0 million, or $1.26 per diluted common share, for the same quarter in 2018, representing an 8% increase in per share results.

“We are pleased with the sustained momentum demonstrated by our first quarter results,“ stated Company President and CEO Greg Silvers. “We continue to source additional growth opportunities consistent with our focus on experiential activities which play directly into the Company’s differentiated and deep expertise. With the expected payoff of the mortgage associated with the Schlitterbahn water parks, we are well-positioned with additional capital for reinvestment. As we further expand, we will adhere to our core underwriting principles as we seek both accretive initial returns and growth in yield.”

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at March 31, 2019:

•
The Entertainment segment included investments in 157 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 11 family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 13.7 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 12 ski areas, 20 attractions, 34 golf entertainment complexes and 13 other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 56 public charter schools, 69 early education centers and 15 private schools. The Company’s portfolio of owned education properties consisted of 4.6 million square feet and was 98% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Resorts World Catskills project in Sullivan County, New York.

The Company's combined owned portfolio consisted of 22.4 million square feet and was 99% leased. As of March 31, 2019, the Company also had a total of $315.2 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended March 31, 2019 totaled $174.6 million, and included investments in each of its operating segments:

•
Entertainment investment spending during the three months ended March 31, 2019 totaled $117.9 million, including spending on the acquisition of five megaplex theatres totaling $93.3 million, build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers.

•	Recreation investment spending during the three months ended March 31, 2019 totaled $44.2 million, including spending on build-to-suit development of golf entertainment complexes and attractions.

•
Education investment spending during the three months ended March 31, 2019 totaled $12.3 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools.

•	Other investment spending during the three months ended March 31, 2019 totaled $0.2 million, and was related to the Resorts World Catskills project in Sullivan County, New York.

Capital Recycling

During the first quarter of 2019, pursuant to tenant purchase options, the Company completed the sale of two public charter schools located in Florida and North Carolina for net proceeds totaling $23.3 million. In connection with these sales, the Company recognized a gain on sale of $5.4 million.

During the first quarter of 2019, the Company completed the sale of one recreation property and four education properties for net proceeds totaling $14.4 million and recognized a net gain on sale of $0.9 million.

Disposition proceeds totaled $37.7 million for the first quarter of 2019. Additionally, the Company expects the payoff of the mortgages associated with the Schlitterbahn waterparks of approximately $190.0 million during the second quarter.
Balance Sheet Update
Excluding prepayment penalties from earnings, the Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.7x at March 31, 2019. The Company had $11.1 million of unrestricted cash on hand and $70.0 outstanding balance under its $1.0 billion unsecured revolving credit facility at March 31, 2019.
During the quarter, the Company issued 1,059,656 common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $78.6 million.
Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2019 totaling $1.125 per common share. This dividend represents an annualized dividend of $4.50 per common share, an increase of 4.2% over the prior year, and is the Company's ninth consecutive year with a significant annual dividend increase.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

2019 Guidance

The Company's updated 2019 guidance for net income per diluted share is $3.10 to $3.30. The Company is increasing its guidance for 2019 FFO as adjusted per diluted share to a range of $5.30 to $5.50 and confirming its 2019 investment spending guidance of a range of $600.0 million to $800.0 million. The Company is increasing its 2019 expected disposition proceeds to a range of $300.0 million to $400.0 million from a range of $100.0 million to $200.0 million.

FFO as adjusted guidance for 2019 is based on FFO per diluted share of $4.91 to $5.06 adjusted for estimated transaction costs, termination fees related to public charter schools, deferred income tax expense and the impact of Series C and Series E dilution. FFO per diluted share is based on a net income per diluted share range of $3.10 to $3.30 less estimated gain on sale of real estate of a range of $0.29 to $0.34 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $2.11 and allocated share of joint venture depreciation of $0.04 (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2019 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2019	2018
Rental revenue	$150,723	$132,924
Other income	344	630
Mortgage and other financing income	13,475	21,414
Total revenue	164,542	154,968
Property operating expense	15,793	7,564
General and administrative expense	12,130	12,324
Costs associated with loan refinancing or payoff	—	31,943
Interest expense, net	33,826	34,337
Transaction costs	5,123	609
Depreciation and amortization	39,743	37,684
Income before equity in income from joint ventures and other items	57,927	30,507
Equity in income from joint ventures	489	51
Gain on sale of real estate	6,328	—
Income before income taxes	64,744	30,558
Income tax benefit (expense)	605	(1,020)
Net income	65,349	29,538
Preferred dividend requirements	(6,034)	(6,036)
Net income available to common shareholders of EPR Properties	$59,315	$23,502
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.79	$0.32
Diluted earnings per share data:
Net income available to common shareholders	$0.79	$0.32
Shares used for computation (in thousands):
Basic	74,679	74,146
Diluted	74,725	74,180

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2019	December 31, 2018
Assets
Rental properties, net of accumulated depreciation of $920,409 and $883,174 at March 31, 2019 and December 31, 2018, respectively	$5,072,298	$5,024,057
Land held for development	28,080	34,177
Property under development	315,237	287,546
Operating lease right-of-use assets	211,299	—
Mortgage notes and related accrued interest receivable	527,627	517,467
Investment in direct financing leases, net	20,616	20,558
Investment in joint ventures	35,188	34,486
Cash and cash equivalents	11,116	5,872
Restricted cash	11,166	12,635
Accounts receivable	111,146	98,369
Other assets	87,458	96,223
Total assets	$6,431,231	$6,131,390
Liabilities and Equity
Accounts payable and accrued liabilities	$117,746	$168,463
Operating lease liabilities	235,612	—
Dividends payable	34,340	32,799
Unearned rents and interest	85,012	79,051
Debt	3,045,742	2,986,054
Total liabilities	3,518,452	3,266,367
Total equity	$2,912,779	$2,865,023
Total liabilities and equity	$6,431,231	$6,131,390

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2019	2018
FFO: (A)
Net income available to common shareholders of EPR Properties	$59,315	$23,502
Gain on sale of real estate	(6,328)	—
Real estate depreciation and amortization	39,514	37,464
Allocated share of joint venture depreciation	555	58
FFO available to common shareholders of EPR Properties	$93,056	$61,024

FFO available to common shareholders of EPR Properties	$93,056	$61,024
Add: Preferred dividends for Series C preferred shares	1,939	—
Add: Preferred dividends for Series E preferred shares	1,939	—
Diluted FFO available to common shareholders of EPR Properties	$96,934	$61,024

FFOAA: (A)
FFO available to common shareholders of EPR Properties	$93,056	$61,024
Costs associated with loan refinancing or payoff	—	31,943
Transaction costs	5,123	609
Termination fee included in gain on sale	5,001	—
Deferred income tax (benefit) expense	(609)	428
FFOAA available to common shareholders of EPR Properties	$102,571	$94,004

FFOAA available to common shareholders of EPR Properties	$102,571	$94,004
Add: Preferred dividends for Series C preferred shares	1,939	1,940
Add: Preferred dividends for Series E preferred shares	1,939	1,939
Diluted FFOAA available to common shareholders of EPR Properties	$106,449	$97,883

FFO per common share:
Basic	$1.25	$0.82
Diluted	1.23	0.82
FFOAA per common share:
Basic	$1.37	$1.27
Diluted	1.36	1.26
Shares used for computation (in thousands):
Basic	74,679	74,146
Diluted	74,725	74,180

Weighted average shares outstanding-diluted EPS	74,725	74,180
Effect of dilutive Series C preferred shares	2,145	2,098
Adjusted weighted average shares outstanding-diluted Series C	76,870	76,278
Effect of dilutive Series E preferred shares	1,622	1,598
Adjusted weighted average shares outstanding-diluted Series C and Series E	78,492	77,876

Other financial information:
Straight-lined rental revenue	$2,414	$1,874
Dividends per common share	$1.125	$1.080

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. In addition to FFO, the Company presents FFO as adjusted (FFOAA). Management believes it is useful to provide FFOAA as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFOAA is FFO plus costs (gain) associated with loan refinancing or payoff, transaction costs, severance expense, litigation settlement expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and provision for loan losses, and by subtracting gain on early extinguishment of debt, gain on insurance recovery and deferred tax benefit (expense). FFO and FFOAA are non-GAAP financial measures. FFO and FFOAA do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFOAA the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months ended March 31, 2019. Therefore, the additional 2.1 million common shares and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and diluted FFOAA per share for the three months ended March 31, 2019.

The effect of the conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares do not result in more dilution to per share results and are therefore not included in the calculation of diluted FFO per share data for the three months ended March 31, 2018. The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFOAA per share for the three months ended March 31, 2018. Therefore, the additional 2.1 million and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFOAA per share for the three months ended March 31, 2018.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	March 31,
	2019	2018
Net Debt: (B)
Debt	$3,045,742	$3,131,437
Deferred financing costs, net	32,838	28,558
Cash and cash equivalents	(11,116)	(24,514)
Net Debt	$3,067,464	$3,135,481

	Three Months Ended March 31,
	2019	2018
EBITDAre and Adjusted EBITDA:
Net income	$65,349	$29,538
Interest expense, net	33,826	34,337
Income tax (benefit) expense	(605)	1,020
Depreciation and amortization	39,743	37,684
Gain on sale of real estate	(6,328)	—
Costs associated with loan refinancing or payoff	—	31,943
Equity in income from joint ventures	(489)	(51)
EBITDAre (for the quarter) (C)	$131,496	$134,471

Transaction costs	5,123	609
Prepayment fees	(900)	—
Adjusted EBITDA (for the quarter)	$135,719	$135,080

Adjusted EBITDA (1) (D)	$542,876	$540,320

Net Debt/Adjusted EBITDA Ratio	5.7	5.8

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax expense (benefit), depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. EBITDAre does not represent cash flow from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

(D)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) excluding gain on insurance recovery, severance expense, litigation settlement expense, impairment of direct financing lease (allowance for lease loss portion), the provision for loan losses, transaction costs and prepayment fees, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments are nearly $7.0 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com